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                                   Sonus Corp.
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                             LETTER TO SHAREHOLDERS

             A LOOK BEHIND OUR YEAR-END RESULTS AND INTO OUR FUTURE

Since joining Sonus earlier this year, I, along with several members of the newly appointed executive management team, have been hard at work crafting a new vision for the Company and focusing on some clear short-term priorities. We are focused on the continued improvement of our collections processes and procedures, the development of a cost-effective IT infrastructure, the strengthening of our financial foundation and the growth of our triad business model (Company-owned clinics, Sonus Network and Hear PO).

We have reached several important milestones in the pursuit of our objectives, although our results for fiscal 2001 may have overshadowed many of these accomplishments. We would like to take a moment and highlight some of these areas of achievement.

Revenue Growth and an Expanded Industry Presence

>>    Total revenue grew 11% during fiscal 2001.
>> Sonus continued to see substantial growth in The Sonus Network, with membership increasing 104% during fiscal 2001 to 511 members in 50 states compared to 250 members in 43 states last year. Since its inception in 1998, hearing care professionals across the country have been attracted to the tools and services we provide to help them make their practice more successful and patients more satisfied.
>> Membership in Hear PO, the largest provider of hearing benefits in the United States, has increased by 65 million covered lives since July 31, 2000. Hear PO boasts more than 1,400 affiliates across the country now covering over 100 million lives, making access to quality hearing health care easier than ever before.

Seasoned Management Team Leads Sonus in This New Century

>> Sonus has assembled a group of talented executives to lead the Company. Recent appointments include Mark Richards as Chief Financial Officer, Jim Webb as Chief Information Officer and Vice President of Marketing Donna Schultz.
>> Our management team continues to place an emphasis on making receivables a priority, having improved cash collections 45% during the most recent six months as compared to the preceding six months.
>> Another of the Company's objectives is to implement an integrated system in order to handle the complexities of running a combination of Company-owned and networked clinics.

Accounting Adjustments Affect Results

>> As required by SEC Staff Accounting Bulletin 101, the Company changed its revenue recognition practices to defer revenue related to future service obligations, such as our three-year service guarantee for Sonus Solution. We were required to show the cumulative effect of this change, or $2,114,000, in the 2001 fiscal year.
>> The Company also performed a thorough analysis of historical collections and made revisions to the Company's methodology for estimating the amounts that the Company will be paid by insurance carriers, health maintenance organizations, and government agencies. This resulted in a reduction of revenue by $3,804,000.


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>>    In October  1999,  Sonus issued  2,500,000  shares of Series B convertible preferred stock for $10,000,000 in cash. The shares were convertible into common stock on a 1 for 1 basis. The preferred stock contained terms that if Sonus failed to meet certain accounts receivable collection and earnings targets, the conversion rate would increase. Because Sonus did not meet these targets, the conversion rate was adjusted such that as of July 31, 2001, the Series B shares were convertible into 3,950,214 common shares. In the fourth quarter of fiscal 2001, we discovered that we had not accounted for the change in the conversion rate of the Series B shares and therefore recorded a deemed dividend to the holder of the Series B shares in the amount of $5,801,000. In addition, as a part of the issuance of the Series B shares, the exercise price for 2,000,000 warrants to purchase common stock was reduced from $12 to $6.75. These warrants were issued in connection with the issuance of the Series A convertible preferred stock in December 1997. At the original date of the modification of the warrants, the Company did not allocate any of the proceeds of the Series B Shares to the warrants. We determined that $1,554,000 of the proceeds from the Series B shares should be allocated to the warrants. This reallocation of the proceeds from the Series B shares to the warrants was recorded as a deemed dividend to the holder of the Series B shares in the consolidated statement of operations for the year ended July 31, 2001.

Despite our achievements, we are not where we want to be and have a lot of work to do in order to take advantage of the promise Sonus represents.

Sonus is recognized as the industry's premier provider of hearing health care. The quality of our products and services and the dedication of our professionals have built our name into what it is today. Now, heading into the coming year, the Company will work to make our name synonymous with success - in business, in building shareholder value and in the strength and accountability of its management team.

Regards,

/s/ Daniel J. Kohl
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Daniel J. Kohl
Chief Executive Officer